Exhibit 99.1

MBIA Inc. Announces Tender Offer for Perpetual Preferred Shares

ARMONK, N.Y.--(BUSINESS WIRE)--May 13, 2009--MBIA Inc. (the “Company”) (NYSE: MBI) announced today that it has commenced a tender offer for any and all of the outstanding Series A Perpetual Preferred Stock, Series B Perpetual Preferred Stock, Series C Perpetual Preferred Stock, Series D Perpetual Preferred Stock, Series E Perpetual Preferred Stock, Series F Perpetual Preferred Stock, Series G Perpetual Preferred Stock and Series H Perpetual Preferred Stock, in each case, with a par value of $1,000.00 per share and a liquidation preference of $100,000.00 per share (collectively, the “Preferred Shares”), issued by MBIA Insurance Corporation, a wholly owned subsidiary of the Company. In the tender offer, holders of Preferred Shares will have the opportunity to tender some or all of their Preferred Shares at a purchase price of $10,000.00 per Preferred Share, plus accrued but unpaid dividends, if any, up to, but not including, the date the Preferred Shares are purchased, net to the seller in cash and without interest.

The tender offer will expire at 5:00 P.M., New York City Time, on June 11, 2009, unless the tender offer is extended by the Company.

The tender offer is not contingent upon any minimum number of Preferred Shares being tendered or the availability of financing. It is subject to customary conditions for transactions of this type.

Holders of Preferred Shares who have any questions regarding the terms of the tender offer should contact the Dealer Manager, Deutsche Bank Securities, at (866) 627-0391 (U.S. Toll-free) or (212) 250-2955. Copies of the Offer to Purchase, the Letter of Transmittal or any related documents may be obtained from Global Bondholder Services Corporation, the Information Agent, at (866) 857-2200 (U.S. Toll-free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE PREFERRED SHARES OR ANY OTHER SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

Forward-Looking Statements

This release contains statements about future results that may constitute forward-looking statements. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements include the important factors set forth in MBIA’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and MBIA’s other documents on file with the Securities and Exchange Commission. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid, Mexico City, Sydney and Tokyo. Please visit MBIA's Web site at www.mbia.com.

CONTACT:
MBIA, Media
Kevin Brown, +1-914-765-3648
Elizabeth James, +1-914-765-3889
or
MBIA, Investor Relations
Greg Diamond, +1-914-765-3190